Exhibit 99.1

NEWMONT AFFIRMS COMMITMENT TO A FAIR AND TRANSPARENT DIVESTITURE PROCESS AND TO PROTECTING ITS PROPERTY RIGHTS AT BATU HIJAU IN INDONESIA

DENVER, February 13, 2008 – Newmont Mining Corporation (NYSE: NEM) affirmed today the Company’s commitment to a fair and transparent divestiture process, as prescribed under the terms of the 1986 Contract of Work with the Indonesian government.

Newmont and Nusa Tenggara Mining Corporation (“NTMC”), an affiliate of Sumitomo Corporation, have to divest, collectively, a 31% stake in PT Newmont Nusa Tenggara (“PTNNT”) to Indonesian parties. Newmont and NTMC currently have a combined 80% ownership interest in PTNNT, with Newmont’s individual interest at 45% and NTMC’s at 35%. The remaining 20% of PTNNT is owned by an unrelated Indonesian company. PTNNT owns and operates the Batu Hijau mine.

Newmont is committed to meeting its divestiture obligations under the Contract of Work. In accordance with the Contract of Work provisions, Newmont and NTMC offered to sell a 3% interest in the mine to the Indonesian Government for $109 million in 2006, and a further 7% to the Indonesian Government for $282 million in 2007. After the Indonesian Government chose to decline the offers, the Indonesian Ministry of Energy and Mineral Resources requested that shares in PTNNT be offered to local government entities. While different views developed in regard to the capacity in which the local government entities act, and therefore whether they have a contractual right to acquire shares, Newmont and NTMC have engaged in ongoing efforts to divest shares to the local governments. On January 28, 2008, Newmont and NTMC signed an agreement to transfer a 2% interest in PTNNT to an entity controlled by the Kabupaten Sumbawa government. Newmont and NTMC continue to work closely with local government entities and other Indonesian parties to conclude the sale of the remaining 8% interest in PTNNT currently on offer.

Notwithstanding Newmont’s and NTMC’s ongoing efforts to complete the divestiture process as outlined in the Contract of Work, the Indonesian Ministry of Energy and Mineral Resources issued a letter of default to PTNNT on February 11, 2008, claiming that PTNNT has failed to perform its divestiture obligations under the Contract of Work.

Richard O’Brien, President and Chief Executive Officer said, “We fundamentally dispute and firmly disagree with the allegation that PTNNT has breached its Contract of Work. We have worked diligently to divest PTNNT’s shares to the local Indonesian governments, as highlighted by our recent agreement with Kabupaten Sumbawa. We remain committed to working closely with the local governments and other strategic partners to fulfill our divestiture obligations under the Contract of Work.

However, we remain equally committed to protecting our property and contractual rights against any unfounded allegations of default or noncompliance. Our priority remains the transparent, fair and orderly divestiture of our shares as stipulated in the Contract of Work. We expect the Indonesian authorities to respect our rights under the Contract of Work, and we will vigorously enforce and defend these rights as necessary.”

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s intentions relating to the divestiture process. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors. For a detailed discussion of risks, see the Company’s 2006 Annual Report on Form 10-K, filed February 26, 2007, which is on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.